Exhibit 99.1
NEWS RELEASE

Sylvamo First Quarter Results Meet Expectations,
Strong Second Quarter Outlook Reflects Improving Conditions

MEMPHIS, Tenn. – May 10, 2024 – Sylvamo (NYSE: SLVM), the world’s paper company, is releasing first quarter 2024 earnings.

Financial Highlights - First Quarter vs. Fourth Quarter

•Net income of $43 million ($1.02 per diluted share) vs. $49 million ($1.16 per diluted share)
•Adjusted operating earnings1 of $45 million ($1.07 per diluted share) vs. $49 million ($1.16 per diluted share)
•Adjusted EBITDA2 of $118 million (13% margin) vs. $117 million (12% margin)
•Cash provided by operating activities of $27 million vs. $167 million
•Free cash flow3 of $(33) million vs. $104 million

Commercial and Operational Highlights – First Quarter vs. Fourth Quarter

•Price and mix were stable
•Volume decreased by $12 million due to expected seasonally weaker industry demand in Latin America
•Operations and other costs improved by $19 million due primarily to lower economic downtime
•Planned maintenance outage expenses decreased by $3 million
•Input and transportation costs increased by $9 million, driven primarily by transportation costs in North America

Second Quarter Outlook

•Adjusted EBITDA of $145 million to $160 million
•Compared to the first quarter:
◦Price and mix are expected to increase by $15 million to $20 million, primarily reflecting prior price increases across all regions and a better mix in Latin America
◦Volume is projected to increase by $5 million to $10 million, with seasonally stronger demand in Latin America and continued momentum in Europe and North America
◦Operations and other costs are expected to improve by $5 million to $10 million due primarily to lower costs in Europe and North America
◦Input and transportation costs are projected to be stable to improving up to $5 million due to better transportation and energy costs in North America partially offset by unfavorable fiber costs in Latin America
◦Total planned maintenance outage expenses are expected to increase by $3 million

Management Summary from Chairman and Chief Executive Officer Jean-Michel Ribiéras

As uncoated freesheet conditions improved in the first quarter, we experienced strengthening order books, resulting in less economic downtime. Price and mix were better than expected while input costs stabilized. That momentum is expected to continue in 2024, and we are well positioned to capitalize on the opportunities that lie ahead.

We are making good progress with Project Horizon, our structural cost reduction program to streamline overhead, manufacturing and supply chain costs. Before inflation, we are on target to meet run rate savings of $110 million by the end of 2024.

This year, we repurchased $20 million of shares, including $15 million in April, and have $130 million remaining on our $150 million share repurchase authorization from September 2023. Our board of directors declared a second quarter dividend of $0.30 per share, which we paid April 29.

Since the spinoff, we have repurchased $170 million in shares or 8% of our initial shares outstanding. This use of cash resulted in a 35% return on investment based on a $65.00 share price.

We continue to allocate capital to generate long-term shareowner value. Since our inception, we have reduced gross debt significantly and will maintain a strong financial position to operate and invest throughout industry cycles. We remain committed to reinvesting in our business. We have identified a pipeline of more than $200 million of high-return capital projects, which will allow us to grow our earnings and cash flows as we invest in these projects in the future. We also plan to continue returning substantial amounts of cash to shareowners through dividends and share repurchases at attractive prices.

1 Adjusted Operating Earnings (non-GAAP) are net income (GAAP), net of tax and net special items. Management uses this measure to focus on ongoing operations and believes it is useful to investors because it enables them to perform meaningful comparisons of past and present combined operating results. The Company believes that using this information, along with net income, provides for a more complete analysis of the results of operations. Net income is the most directly comparable GAAP measure. For more information regarding net special items, see the information under the heading Effects of Net Special Items and the Condensed Consolidated Statement of Operations and related notes included later in this release.

2 Adjusted EBITDA (non-GAAP) is net income (GAAP), net of tax, plus the sum of income taxes, net interest expense (income), depreciation, amortization and cost of timber harvested, stock-based compensation, and, when applicable for the periods reported, net special items. Management uses this measure in managing the operating performance of our business and believes that Adjusted EBITDA and Adjusted EBITDA Margin provide investors and analysts meaningful insights into our operating performance and Adjusted EBITDA is a relevant metric for the third-party debt. The Company believes that using this information, along with net income, provides for a more complete analysis of the results of its operations. Net income is the most directly comparable GAAP measure. For more information regarding net special items, see the information under the heading Effects of Net Special Items and the Condensed Consolidated Statement of Operations and related notes included later in this release.

3 Free Cash Flow is a non-GAAP measure and the most directly comparable GAAP measure is cash provided by operating activities. Management utilizes this measure in connection with managing our business and believes that Free Cash Flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet and service debt, and return cash to shareowners. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures. Free Cash Flow also enables investors to perform meaningful comparisons between past and present periods.

Select Financial Measures

(In millions)	First Quarter 2024	Fourth Quarter 2023	First Quarter 2023
Net Sales	$905	$964	$941
Net Income	43	49	97
Business Segment Operating Profit	72	77	166
Adjusted Operating Earnings	45	49	108
Adjusted EBITDA	118	117	208
Cash Provided By Operating Activities	27	167	63
Free Cash Flow	(33)	104	2

Segment Information

Sylvamo uses business segment operating profit to measure the earnings performance of its businesses and is calculated as set forth in footnote (f) under the "Sales and Earnings by Business Segment" table (page 7). First quarter 2024 net sales by business segment and operating profit by business segment compared with the fourth quarter of 2023 and the first quarter of 2023 are as follows:

Business Segment Results

(In millions)	First Quarter 2024	Fourth Quarter 2023	First Quarter 2023
Net Sales by Business Segment
Europe	$207	$197	$230
Latin America	216	288	222
North America	490	496	505
Inter-segment Sales	(8)	(17)	(16)
Net Sales	$905	$964	$941
Operating Profit by Business Segment
Europe	$(4)	$(23)	$23
Latin America	14	48	46
North America	62	52	97
Business Segment Operating Profit	$72	$77	$166
Operating profits in the first quarter of 2024:
Europe - $(4) million compared with $(23) million in the fourth quarter of 2023. Earnings were higher due to higher price and mix, slightly higher volumes, lower planned maintenance outages, lower operating costs and lower economic downtime.
Latin America - $14 million compared with $48 million in the fourth quarter of 2023. Earnings were lower due to lower volumes, lower price and mix, higher operating and input costs and higher planned maintenance outages.
North America - $62 million compared with $52 million in the fourth quarter of 2023. Earnings were higher as higher volumes, lower economic downtime and lower planned maintenance outages more than offset lower price and mix and lower operating and input costs.

Effective Tax Rate

The reported effective tax rate for the first quarter of 2024 was 28%, compared to 27% for the fourth quarter of 2023. The higher rate for the first quarter was due to the mix of earnings in our regions.

Excluding net special items, the effective tax rate for the first quarter of 2024 was 28%, compared with 27% for the fourth quarter of 2023.

The effective tax rate excluding net special items is a non-GAAP financial measure and is calculated by adjusting the income tax provision and rate to exclude the tax effect at the applicable statutory rate of net special items. Management believes that this presentation provides useful information to investors by providing a more meaningful comparison of the income tax rate between past and present periods.

Effects of Net Special Items

Net special items in the first quarter of 2024 amounted to a net after-tax charge of $2 million ($0.05 per diluted share), compared with a net after-tax charge of $0 million ($0.00 per diluted share) in the fourth quarter of 2023.

Earnings Webcast

The company will host an audio webcast at 10 a.m. EST / 9 a.m. CDT. All interested parties are invited to listen at investors.sylvamo.com.

Parties who wish to participate should call +1-877-336-4440 (U.S.) or +1-409-207-6984 (international) and use access code 763504. Participants should call in no later than 9:45 a.m. EST / 8:45 a.m. CDT.

Replays are available at investors.sylvamo.com for one year and by phone for 90 days, beginning at approximately 2 p.m. EST / 1 p.m. CDT the day of the call. To listen to the replay by phone, call +1-866-207-1041 (U.S.) or +1-402-970-0847 (international) and use access code 2604061.

Investor Contact: Hans Bjorkman, 901-519-8030, hans.bjorkman@sylvamo.com
Media Contact: Adam Ghassemi, 901-519-8115, adam.ghassemi@sylvamo.com

About Sylvamo

Sylvamo Corporation (NYSE: SLVM) is the world's paper company with mills in Europe, Latin America and North America. Our vision is to be the employer, supplier and investment of choice. We transform renewable resources into papers that people depend on for education, communication and entertainment. Headquartered in Memphis, Tennessee, we employ more than 6,500 colleagues. Net sales for 2023 were $3.7 billion. For more information, please visit Sylvamo.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the information under the headings "Second Quarter Outlook" and "Management Summary from Chairman and Chief Executive Officer Jean-Michel Ribiéras." Any or all forward-looking statements may turn out to be incorrect, and our actual actions and results could differ materially from what they express or imply, because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control. These risks, uncertainties, and other factors include those disclosed in the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended Dec. 31, 2023, filed with the U.S. Securities and Exchange Commission (SEC) and in our subsequent filings with the SEC, available on our website, Sylvamo.com. These forward-looking statements reflect our current expectations, and we undertake no obligation to publicly update any forward-looking statements, whether because of new information, future events or otherwise.

SYLVAMO CORPORATION
Condensed Consolidated Statement of Operations
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended March 31,				Three Months Ended December 31, 2023
	2024		2023
Net Sales	$905		$941		$964
Costs and Expenses
Cost of products sold	716	(a)	670	(c)	762	(f)
Selling and administrative expenses	74	(b)	82	(d)	87	(g)
Depreciation, amortization and cost of timber harvested	39		35		38
Taxes other than payroll and income taxes	7		6		4
Interest expense (income), net	9		7	(e)	6	(h)
Income Before Income Taxes	60		141		67
Income tax provision	17		44		18
Net Income	$43		$97		$49
Earnings Per Share
Basic	$1.04		$2.28		$1.18
Diluted	$1.02		$2.25		$1.16
Average Shares of Common Stock Outstanding - Diluted	42		43		42
The accompanying notes are an integral part of this condensed consolidated statement of operations.

Three Months Ended March 31, 2024

(a) Includes pre-tax loss of $1 million ($1 million after taxes) for other charges.

(b) Includes pre-tax loss of $2 million ($1 million after taxes) for integration costs related to the Nymölla acquisition.

Three Months Ended March 31, 2023

(c) Includes incremental expense of $9 million ($7 million after taxes) related to the impact of the step-up of acquired Nymölla inventory sold during the quarter.

(d) Includes pre-tax loss of $4 million ($3 million after taxes) for transaction and integration costs related to the Nymölla acquisition and pre-tax loss of $4 million ($3 million after taxes) for professional and legal fees related to negotiations resulting in a shareholder cooperation agreement.

(e) Includes $9 million ($6 million after taxes) of interest income related to tax settlements and a pre-tax loss of $5 million ($4 million after taxes) related to debt extinguishment costs.

Three Months Ended December 31, 2023

(f) Includes a pre-tax gain of $5 million ($4 million after taxes) to adjust the recognition of a foreign value-added tax refund in Brazil.

(g) Includes pre-tax loss of $9 million ($7 million after taxes) for transaction and integration costs related to the Nymölla acquisition.

(h) Includes a pretax gain of $4 million ($4 million after taxes) to adjust interest income associated with the recognition of a foreign value-added tax refund in Brazil.

SYLVAMO CORPORATION
Reconciliation of Net Income to Adjusted Operating Earnings
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended March 31,		Three Months Ended December 31, 2023
	2024	2023
Net Income	$43	$97	$49
Add back: Net special items expense (income)	2	11	—
Adjusted Operating Earnings	$45	$108	$49

	Three Months Ended March 31,		Three Months Ended December 31, 2023
	2024	2023
Diluted Earnings Per Common Share as Reported	$1.02	$2.25	$1.16
Add back: Net special items expense (income)	0.05	0.26	—
Adjusted Operating Earnings Per Share	$1.07	$2.51	$1.16

SYLVAMO CORPORATION
Sales and Earnings by Business Segment
Preliminary and Unaudited
(In millions)
Net Sales by Business Segment

	Three Months Ended March 31,		Three Months Ended December 31, 2023
	2024	2023
Europe	$207	$230	$197
Latin America	216	222	288
North America	490	505	496
Inter-segment Sales	(8)	(16)	(17)
Net Sales	$905	$941	$964

Operating Profit by Business Segment

	Three Months Ended March 31,				Three Months Ended December 31, 2023
	2024		2023
Europe	$(4)		$23		$(23)
Latin America	14		46		48
North America	62		97		52
Business Segment Operating Profit	$72		$166		$77

Income Before Income Taxes	$60		$141		$67
Interest expense (income), net	9		7	(b)	6	(d)
Net special items expense (income)	3	(a)	18	(c)	4	(e)
Business Segment Operating Profit (f)	$72		$166		$77

Three Months Ended March 31, 2024

(a) Includes pre-tax loss of $2 million ($1 million after taxes) for integration costs related to the Nymölla acquisition and pre-tax loss of $1 million ($1 million after taxes) for other charges.

Three Months Ended March 31, 2023

(b) Includes $9 million ($6 million after taxes) of interest income related to tax settlements and a pre-tax loss of $5 million ($4 million after taxes) related to debt extinguishment costs.

(c) Includes pre-tax loss of $4 million ($3 million after taxes) for integration costs related to the Nymölla acquisition, a pre-tax loss of $4 million ($3 million after taxes) for professional and legal fees related to negotiations resulting in a shareholder cooperation agreement and incremental expense of $9 million ($7 million after taxes) related to the impact of the step-up of acquired Nymölla inventory sold during the quarter.

Three Months December 31, 2023

(d) Includes a pretax gain of $4 million ($4 million after taxes) for the three months and twelve months ended December 31, 2023, to adjust interest income associated with the recognition of a foreign value-added tax refund in Brazil.

(e) Includes a pre-tax gain of $5 million ($4 million after taxes) to adjust the recognition of a foreign value-added tax refund in Brazil and a pre-tax loss of $9 million ($7 million after taxes) for transaction and integration costs related to the Nymölla acquisition.

(f) As set forth in the chart above, business segment operating profit is defined as income before income taxes, but excluding net interest expense (income) and net special items. Business segment operating profit is a measure reported to our management for purposes of making decisions about allocating resources to our business segments and assessing the performance of our business segments.

Reconciliation of Net Income to Adjusted EBITDA and Adjusted EBITDA Margin
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,		Three Months Ended December 31, 2023
	2024	2023
Net Income	$43	$97	$49
Adjustments:
Income tax provision	17	44	18
Interest expense (income), net	9	7	6
Depreciation, amortization and cost of timber harvested	39	35	38
Stock-based compensation	7	7	2
Net special items expense (income)	3	18	4
Adjusted EBITDA	$118	$208	$117
Net Sales	$905	$941	$964
Adjusted EBITDA Margin	13.0%	22.1%	12.1%

Adjusted EBITDA and Adjusted EBITDA Margin by Business Segment

	Three Months Ended March 31,		Three Months Ended December 31, 2023
	2024	2023
Adjusted EBITDA
Europe	$5	$31	$(16)
Latin America	34	63	67
North America	79	114	66
Total Business Segment Adjusted EBITDA	$118	$208	$117
Net Sales (excluding inter-segment sales eliminations)
Europe	$207	$230	$197
Latin America	216	222	288
North America	490	505	496
Total Business Segment Net Sales	$913	$957	$981
Adjusted EBITDA Margin
Europe	2%	13%	(8)%
Latin America	16%	28%	23%
North America	16%	23%	13%

SYLVAMO CORPORATION
Condensed Consolidated Balance Sheet
Preliminary and Unaudited
(In millions)

	March 31, 2024	December 31, 2023
Assets
Current Assets
Cash and temporary investments	$149	$220
Restricted cash	60	60
Accounts and notes receivable, net	413	428
Contract assets	35	27
Inventories	407	404
Other current assets	51	54
Total Current Assets	1,115	1,193
Plants, Properties and Equipment, Net	986	1,002
Forestlands	385	364
Goodwill	134	139
Right of Use Assets	64	58
Deferred Charges and Other Assets	113	116
Total Assets	$2,797	$2,872
Liabilities and Equity
Current Liabilities
Accounts payable	$404	$421
Notes payable and current maturities of long-term debt	28	28
Accrued payroll and benefits	52	63
Other current liabilities	165	183
Total Current Liabilities	649	695
Long-Term Debt	921	931
Deferred Income Taxes	180	189
Other Liabilities	158	156
Equity
Common stock, $1 par value, 200.0 shares authorized, 44.9 shares and 44.5 shares issued and 41.4 shares and 41.2 shares outstanding at March 31, 2024 and December 31, 2023, respectively	45	45
Paid-In Capital	54	48
Retained Earnings	2,253	2,222
Accumulated Other Comprehensive Loss	(1,293)	(1,256)
	1,059	1,059
Less: Common stock held in treasury, at cost, 3.5 shares and 3.3 shares at March 31, 2024 and December 31, 2023, respectively	(170)	(158)
Total Equity	889	901
Total Liabilities and Equity	$2,797	$2,872

Condensed Consolidated Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,
	2024	2023
Operating Activities
Net income	$43	$97
Depreciation, amortization, and cost of timber harvested	39	35
Deferred income tax provision (benefit), net	2	5
Stock-based compensation	7	7
Changes in operating assets and liabilities and other
Accounts and notes receivable	8	82
Inventories	(5)	(81)
Accounts payable and accrued liabilities	(45)	(100)
Other	(22)	18
Cash Provided By Operating Activities	27	63
Investment Activities
Invested in capital projects	(60)	(61)
Acquisition of business, net of cash acquired	—	(167)
Other	—	—
Cash Provided By (Used for) Investment Activities	(60)	(228)
Financing Activities
Dividends paid	(12)	(10)
Issuance of debt	6	427
Reduction of debt	(17)	(407)
Repurchases of common stock	(5)	(10)
Other	(7)	(8)
Cash Provided By (Used for) Financing Activities	(35)	(8)
Effect of Exchange Rate Changes on Cash	(3)	4
Change in Cash, Temporary Investments and Restricted Cash	(71)	(169)
Cash, Temporary Investments and Restricted Cash
Beginning of the period	280	360
End of the period	$209	$191

SYLVAMO CORPORATION
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended March 31,		Three Months Ended December 31, 2023
	2024	2023
Cash Provided By Operating Activities	$27	$63	$167
Adjustments:
Cash invested in capital projects	(60)	(61)	(63)
Free Cash Flow	$(33)	$2	$104

SYLVAMO CORPORATION
Reconciliation of Net Income to Adjusted EBITDA - Second Quarter 2024 Outlook
Estimates
(In millions)

Three Months Ended June 30, 2024

Net Income	$62 - $72
Adjustments:
Income tax provision	27 - 32
Interest expense (income), net	10
Depreciation, amortization and cost of timber harvested	38
Stock-based compensation	8
Adjusted EBITDA	$145 - $160

The non-GAAP financial measures presented in this release have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release may not be comparable to similarly titled measures disclosed by other companies, including companies in the same industry as Sylvamo.

Management believes certain non-U.S. GAAP financial measures, when used in conjunction with information presented in accordance with U.S. GAAP, can facilitate a better understanding of the impact of various factors and trends on the Company’s financial condition and results of operations. Management also uses these non-U.S. GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.